Exhibit 10.3

EMPLOYMENT CONTRACT
(effective starting October 1, 1999)

between

TYCO Electronics Logistics AG, AMPerestrasse 3, 9328 Steinach,

and

Dr. Jürgen W. Gromer, Im Tiefenweg 44, D-64625 Bensheim-Auerbach

1.     Function and management of Tyco Electronics Logistics AG

1.1           Tyco Electronics Logistics AG (hereinafter referred to as the “Company”) was established in Steinach on August 20, 1999, following the acquisition of the AMP Group by the Tyco Group.

The Company is in the service of the worldwide Tyco Group in the areas of electronic data processing, logistics, distribution, finance, transportation and the procurement of goods and services of all kinds. The scope of the Company’s business activity has increased substantially in the interim period. With the conclusion of manufacturing and distribution agreements with Tyco companies all over the world, the concentration of important patent rights within the Company and the parallel expansion of the activities of the Tyco Electronics Division, an appropriate strengthening of the management structure of the Company is necessary for responsible and efficient management.

In addition, the top management of Tyco Electronics wants to be able to exert direct influence through deployment in and management of the Company’s most important bodies.

1.2           The Company’s management was significantly strengthened and expanded, first effective October 1, 1999, and then effective April 1, 2000. Management work was structured and organized by means of the appointment of a management team chairman in the person of the management board delegate and the naming of a managing board member.

1.3           The Company’s management board was also expanded and strengthened significantly from a personnel standpoint. The now three-person management board is headed by a president. The management board delegate combines the functions of the corporate bodies of management board and management team. The previously sole management board member specifically assumes the formal preparation of management board matters and management of local functions in the capacity of “managing” management board member.

1.4           In a revision of the bylaws dated October 19, 1995, the management board intends to reorganize the functions and competencies of the corporate bodies, as well as their work method, in the near future, including a reorganization from a formal standpoint. It is necessary to note in this regard that, without exception, the management board members and management team members also have to perform functions in other companies domestically and abroad. The frequent absence from Steinach which is necessarily associated therewith requires a limitation of the number of meetings held locally and the logical use of all technical and electronic aides (particularly intranet and Internet).

2.     Position and function of J. W. Gromer

2.1           Dr. J. W. Gromer has been the general manager of Tyco Electronics (Schweiz) AG (formerly AMP [Schweiz] AG), Steinach, since December 17, 1991. He subsequently assumed the management functions for Tyco Electronics (Schweiz) HFI AG and Tyco Electronics (Schweiz) Productions AG as well. Dr. J. W. Gromer continues to perform these functions.

2.2           Starting October 1, 1999, Dr. J. W. Gromer took over senior management of the Company, and chairmanship of the expanded management team of Tyco Electronics Logistics AG was delegated to him effective April 1, 2000. Dr. J. W. Gromer was also elected to the management board and designated as the management board president.

Finally, he assumed the function of management board delegate.

2.3           The duties of Dr. J. W. Gromer as management board president, management board delegate and management team chairman arise from the bylaws and additional resolutions of the Company’s management board, as well as statutory law and the articles of incorporation.

2.4           Dr. J. W. Gromer is required to perform the duties assigned to him in accordance with the applicable statutes and in accordance with the Company’s articles of incorporation and bylaws.

2.5           Dr. J. W. Gromer is granted individual signatory authority.

3.     Contract term

3.1           The employment relationship began on October 1, 1999. It was entered into for an indefinite term and may be terminated by either party upon compliance with a notice period of six months effective at the end of the relevant calendar month.

3.2           Both parties shall have the right of early termination for good cause.

3.3           Termination must be in written form. The time of the other party’s receipt of notice of termination shall govern for purposes of compliance with the termination notice period.

4.     Compensation

4.1           In exchange for his activities, first as general manager and then as management board president, management board member, management board delegate and chairman of the Company’s management team, Dr. J. W. Gromer shall receive annual remuneration which shall be set by the parties by amicable agreement at the beginning of the fiscal year. If no agreement is reached, the previous remuneration amount shall continue to apply.

4.2           Dr. J. W. Gromer shall have a right to reimbursement of expenses. The provisions of the Company’s General Employment Terms shall be applicable.

5.     Social security charges

        The Company’s General Employment Terms shall be applicable with respect to social security charges. In particular, it shall be necessary to take into account the fact that Dr. J. W. Gromer is domiciled in Germany and satisfies the Social Security charged obligations there.

6.     Vacation, overtime

        Dr. J. W. Gromer shall have a right to four weeks vacation each fiscal year. The needs of the Company shall be taken into consideration in scheduling of vacation. Vacation which is not taken in the course of a calendar year should be taken by no later than the following calendar year; otherwise the claim shall be forfeited.

7.     Obligations specific to Tyco Electronics

        Dr. J. W. Gromer shall be obligated to respect the usual additional rules at Tyco Electronics (non-competition agreement, confidentiality agreement, intellectual property agreement). He shall sign separate documents in this regard.

8.     Security clauses

8.1           The assignment of claims arising from this contract shall be barred.

8.2           Dr. J. W. Gromer shall be obligated at the time of his departure from the Company to surrender to the Company all records, minutes, customer lists and other documents which he has obtained in connection with his activities on behalf of the Company.

9.     General

9.1           Any modification or amendment to this contract must be in written form in order to be valid.

9.2           If a provision of this contract is or should become invalid, the validity of the remaining provisions shall not be affected thereby. The invalid provisions shall be replaced by a provision which, weighing the parties’ interests, the two parties would have concluded had they been aware of the invalidity.

9.3           This contract shall be governed by Swiss law.

9.4           The place performance in place of venue for all disputes shall be the Company’s domicile in Steinach.

Steinach, 6/19/2000	Tyco Electronics Logistics AG

	/s/ Urban Slongo	/s/ Jürg Frischknecht
	Dr. Urban Slongo	Jürg Frischknecht
	Management board member	Management board member
Gensheim-Auerbach, 6/7/2000
/s/ Jürgen W. Gromer
Dr. Jürgen W. Gromer